Exhibit (a)(5)(G)

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne

MC 98000 Monaco

October 19, 2016

On September 19, 2016, Navios Maritime Holdings Inc. (the “Company”) commenced an exchange offer (the “Exchange Offer”) of –

•	newly issued shares of its common stock (the “Common Stock”) and/or

•	cash[1], for

any and all outstanding American Depositary Shares, each representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”) and 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”).

Amended Offer

On October 18, 2016 the Company increased the exchange consideration to ADS holders and extended the expiration date of the Exchange Offer.

The amended terms of the Exchange Offer provide as follows:

Series G ADSs

•	For shares of Series G ADS surrendered, the Company is offering:

•	$7.18 in cash and/or

•	6.29 shares of Common Stock

The increased consideration represents a 38.0% premium to the closing price of the Series G ADS on October 17, 2016 and an increase over the prior offer of (1) $1.33 per share in cash and (2) 1.52 of a share of Common Stock.

Series H ADSs

•	For shares of Series H ADS surrendered, the Company is offering:

•	$7.06 in cash and/or

•	6.19 shares of Common Stock

The increased consideration represents a 36.2% premium to the closing price of the Series H ADS on October 17, 2016 and an increase over the prior offer of (1) $1.31 per share in cash and (2) 1.5 of a share in Common Stock.

If you have previously tendered your shares, there is no need to take further action, as your prior tender will entitle you to receive the revised offer.

The expiration date of the Exchange Offer has been extended through 11:59 pm on Monday, October 31, 2016.

The Exchange Offer allows ADSs holders to exchange ADSs for highly liquid Common Stock, and/or for cash. Under either scenario, an ADS holder will receive consideration reflecting a material premium to the current market price of the ADSs. The premium is 43% for the Series G ADSs and 54.8% for the Series H ADSs as measured by the volume weighted average trading price (“VWAP”) for the year to date period through October 17, 2016.

Series	YTD VWAP	YTD Volume	Consideration[2]:	Premium
G	$5.02	4.0 million	$7.18	43.0%
H	$4.56	9.6 million	$7.06	54.8%

Exchange Offer Choices

1)	Exchange for Common Stock allows –

•	Participation in Industry Recovery - Common Stock allows ADS holders to participate in any improvement of the underlying industry and business dynamics.

•	Common Stock Liquidity - Common Stock offers liquidity, as the trading volume averaged about 58 million shares during the first three quarters of 2016.

•	Material Premium - The Company is offering a 35% premium for stock consideration and a 35% premium for cash consideration, based on the 20-day VWAP during the period immediately preceding the launch of the Exchange Offer. The revised consideration also represents a premium of 43% for Series G ADSs and 54.8% for Series H ADSs, based on the year to date VWAP through October 17, 2016.

[1]	No more than 50% of the Series G ADSs and the Series H ADSs, each as a class, will be entitled to receive cash; if ADSs are tendered in excess of this 50% limit, the ADSs will be prorated and such excess deemed to have been tendered for Common Stock.
[2]	Consideration represents payment for all common stock tenders, all cash tenders or 50% common stock and 50% cash tenders. Stock consideration calculated using NM stock price as of close on October 17, 2016.

2)	Exchange for Cash allows –

•	Cash Liquidity - Cash provides ADS holders with immediate cash liquidity for their investment in a largely illiquid market.

•	Material Premium - The Company is offering a 35% premium for stock consideration and a 35% premium for cash consideration, calculating such premium based on the 20-day VWAP during the period immediately preceding the launch of the Exchange Offer. The revised consideration also represents a premium of 43% for Series G ADSs and 54.8% for Series H ADSs, based on the year to date VWAP through October 17, 2016.

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THIS COMMUNICATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING SERIES G ADSs OR SERIES H ADSs OR THE UNDERLYING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTERS OF TRANSMITTAL. THE EXCHANGE OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

Forward-Looking Statements

This press release contains forward-looking statements concerning future events and expectations including with respect to the completion of the Exchange Offer and the trading price or volume of the Company’s securities. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.